Exhibit 10.01(h)

EQUITABLE RESOURCES, INC.
2007 SUPPLY LONG-TERM INCENTIVE PROGRAM
(as amended and restated December 3, 2008)

EQUITABLE RESOURCES, INC. (the “Company”) hereby establishes this EQUITABLE RESOURCES, INC. 2007 SUPPLY LONG-TERM INCENTIVE PROGRAM (the “Program”) as of this 1st day of July, 2007, as amended and restated December 3, 2008, in accordance with the terms provided herein.

WHEREAS, the Company maintains certain long-term incentive award plans including the 1999 Equitable Resources, Inc. Long-Term Incentive Plan (the “1999 Plan”) for the benefit of its employees and executives, of which the Program is a subset;

WHEREAS, in order to align the interests of employees with the interests of the shareholders, customers and the strategic objectives of the Company, the Company desires to provide long-term incentive award opportunities through the Program in the form of awards qualifying as “Performance Awards” under the 1999 Plan;

NOW, THEREFORE, the Company hereby adopts the Program on the following terms and conditions:

Section 1.  Incentive Program Purpose.  The purpose of the Program is to provide long-term incentive award opportunities to key employees in the Company’s Supply segment (the “Supply Segment” business unit) and align their interests with those of the Company’s shareholders and customers and with the strategic objectives of the Company.  Awards granted hereunder may be earned by achieving pre-determined absolute performance levels and by satisfying certain applicable employment requirements, and are forfeited if defined performance levels or applicable employment requirements are not achieved.  By placing a portion of the employee’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce the compensation opportunity when performance does not meet expectations.  The Program shall be construed consistent with the provision of the 1999 Plan with respect to awards to Covered Employees, as such term is defined in the 1999 Plan, and the deductibility of such awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 2.  Effective Date.  The effective date of this Program is July 1, 2007.  The Program will remain in effect until the earlier of December 31, 2010 or the closing date of a Change of Control of the Company, determined in accordance with Section 5, unless otherwise amended or terminated as provided in Section 18 (“Termination Date”).

Section 3.  Eligibility.  The Chief Executive Officer of the Company (the “CEO”) shall, in his or her sole discretion, recommend the employees of the Company who shall be eligible to participate in the Program.  The CEO’s selections will become participants in the Program (the “Participants”) only upon approval by the Compensation Committee of the Board of Directors (the “Committee”), comprised in accordance with the requirements of the 1999 Plan.  In the event that an employee is hired or promoted by the Company during any Performance Period, as defined below, the employee may become eligible to participate in the Program, subject to Committee approval, in the next succeeding Performance Period.

Section 4.  Performance Incentive Share Unit Awards.  Each Participant shall be allocated a number of performance incentive share units (the “Target Share Units”) relative to one or more of the Performance Periods, as may be specified in the award and subject to the conditions provided herein, the value of which is determined by reference to the Company’s stock.  Allocations of Target Share Units shall be proposed by the CEO and approved by the Committee.  The Target Share Units may be increased by as much as three times the number awarded or reduced to zero, based solely on the achievement of the Performance Condition as described in Section 5.  The Committee shall have no discretion to increase the Target Share Units.

The Target Share Units shall be held in escrow by the Company subject to satisfaction of the terms and conditions described below.  A Participant shall have no right to exchange the Target Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such share units and any future rights to benefits.

Section 5.  Performance Condition.  Subject to Section 6, the total number of Target Share Units that may be issued (“Awarded Share Units”) to a Participant will be based on Supply Segment Revenues, as calculated below, (the “Performance Condition”).

(a)                                  Performance Periods.  The Performance Condition shall be measured over three Performance Periods as follows:

Performance Period	Dates
#1	July 1, 2007 — December 31, 2008
#2	January 1, 2009 — December 31, 2009
#3	January 1, 2010 — December 31, 2010

(i)                         For purposes of this Program, Supply Segment Revenues shall be measured as the Sales Price multiplied by Total Sales Volume for each Performance Period.  Sales Price shall equal $4.82 for each Performance Period.

(ii)                      Total Sales Volume.  For purposes of this Program, Total Sales Volume for each Performance Period equals the sum of the production total sales volumes (mmcfe) reported in the applicable Form 10-Q for each quarter and, in the case of the fourth quarter of any year, the volumes calculated for the fourth quarter by reducing the annual production total sales volume reported in the Form 10-K by the quarterly production total sales volumes reported in the Forms 10-Q for the first three quarters of such year. For the avoidance of doubt, (a) Total Sales Volume is determined solely by the volumes reported, regardless of any subsequently identified prior period adjustment, (b) Total Sales Volume represents the Company’s interest in gas and oil sales during the applicable period and (c) gathered volumes are not included.  For each individual and the collective Performance Periods, Total Sales Volume shall be measured on a basis consistent with current practice on the date of adoption of the Program.

(iii)                   Allocation of Target Share Units among Performance Periods.  Unless otherwise specifically allocated for a particular Performance Period or Periods, the Target Share Units for each Participant will be divided into 20%, 30% and 50% increments for the first, second and third Performance Periods, respectively.

(iv)                  Application of Performance Condition to Individual Performance Periods.  Except as provided in Section 5(b), the Target Share Units for each Performance Period will be multiplied by the Payout Factor identified on the 2007 Supply Long-Term Incentive Program Payout Matrix (Attachment A) that corresponds to the Supply Segment Revenues, as calculated in accordance with this Program, for the relevant Performance Period.  The result of the calculation is the number of Awarded Share Units for the Performance Period which may be issued to a Participant contingent upon satisfaction of the Initial and Continuing Employment Conditions set forth in Sections 6(a) and (b).

(v)                     Potential Three-Year Cumulative Performance Award.  Participants who have participated in the Program and remained employed with the Company during each of the three Performance Periods are eligible to receive a three-year cumulative performance award, calculated in accordance with this Section 5(a)(v), subject to satisfaction of the Initial and Continuing Employment Conditions set forth in Sections 6(a) and (b).  Upon completion of the third Performance Period, the cumulative Supply Segment Revenues for the three Performance Periods shall be calculated and measured against the Payout Factor identified on Attachment A for such cumulative Supply Segment Revenues.  If the resulting cumulative Payout Factor is greater than or equal to each individual Performance Period Payout Factor identified in accordance with subsection (iv), above, then the Target Share Units for each Performance Period for such eligible Participants shall be adjusted to the higher amount by using the cumulative Payout Factor.  In the event that any Performance Period terminates due to a Change of

Control, as provided in Section 5(b), no cumulative performance awards shall be payable pursuant to this Section 5(a)(v).

(vi)                  Potential Two-Year Cumulative Performance Award.  Participants who have participated in the Program and remained employed during each of the second and third, but not the first, Performance Periods are eligible to receive a two-year cumulative performance award, calculated in accordance with this Section 5(a)(vi), subject to satisfaction of the Initial and Continuing Employment Conditions set forth in Sections 6(a) and (b).  Upon completion of the third Performance Period, the cumulative Supply Segment Revenues for the second and third Performance Periods shall be calculated and measured against the Payout Factor identified on Attachment A for such cumulative Supply Segment Revenues.  If the resulting cumulative Payout Factor is greater than or equal to each individual Performance Period Payout Factor identified for the second and third Performance Periods in accordance with subsection (iv), above, then the Target Share Units for the second and third Performance Periods for such eligible Participants shall be adjusted to the higher amount by using the cumulative Payout Factor.  In the event that any Performance Period terminates due to a Change of Control, as provided in Section 5(b), no cumulative performance awards shall be payable pursuant to this Section 5(a)(vi).

(b)                                 Change of Control.  Notwithstanding Section 9 of the 1999 Plan, the performance criteria and other restrictions and conditions on any outstanding award shall not automatically lapse or be deemed to be achieved, fulfilled or waived in the event of a Change of Control, as then defined in the 1999 Plan.  The Committee may, in the event of a Change of Control, cause the then-current Performance Period to terminate on the date of the Change of Control.  If the Performance Period terminates, the Supply Segment Revenues shall be calculated for the number of reported calendar quarters in the Performance Period.  The Supply Segment Revenue amounts identified on Exhibit A for the then-current Performance Period shall be divided by four (or six in the case of the first Performance Period) and multiplied by the number of reported calendar quarters in such Performance Period, and compared to actual Supply Segment Revenues, calculated in accordance with this Program to determine the corresponding Payout Factor.  The Target Share Units for the then-current Performance Period will be multiplied by the corresponding Payout Factor.  The result of this calculation will then be multiplied by a fraction, the numerator of which is the number of completed days within the then-current Performance Period and the denominator of which is the number of days in the Performance Period, to calculate the Awarded Share Units for such Performance Period that will be paid to a Participant, contingent upon satisfaction of the Initial and Continuing Employment Conditions set forth in Sections 6(a) and (b).

Section 6.  Employment Conditions.  Payments under the Program are expressly contingent upon satisfaction of the condition set forth in subsection 6(a) (the “Initial Employment Condition”) and subsection 6(b) (the “Continuing Employment Condition”).  The Initial Employment Condition and the Continuing Employment Condition are collectively referred to herein as the “Employment Conditions”.  Awarded Share Units calculated in accordance with Section 5 shall vest upon satisfaction of the Employment Conditions.

(a)                                  Initial Employment Condition:  Termination during or prior to commencement of a Performance Period.  Target Share Units applicable to a particular Performance Period shall be forfeited if the Participant’s employment is terminated for any reason during, or if the Participant is not otherwise employed by the Company throughout, the Performance Period.

(b)                                 Continuing Employment Condition:  Termination following a Performance Period.

(i)                                     Awarded Share Units applicable to the first Performance Period shall be forfeited if the Participant’s employment is terminated for any reason after the end of the first Performance Period and prior to the earlier of (x) the second anniversary of the end of the first Performance Period or (y) the early termination of the then-current Performance Period by reason of a Change of Control or otherwise, except for (i) an involuntary termination of Participant’s employment by the Company for reasons other than misconduct, failure to perform or other cause, (ii) the Participant’s death or (iii) the Participant’s disability, as defined in Section 409A(a)(2)(C) of the Code.

(ii)                                  Awarded Share Units applicable to the second Performance Period shall be forfeited if the Participant’s employment is terminated for any reason after the end of the second Performance Period and prior to the earlier of (x) the first anniversary of the end of the second Performance Period or (y) the early termination of the then-current Performance Period by reason of a Change of Control or otherwise, except for (i) an involuntary termination of Participant’s employment by the Company for reasons other than misconduct, failure to perform or other cause, (ii) the Participant’s death or (iii) the Participant’s disability, as defined in Section 409A(a)(2)(C) of the Code.

(iii)                               Awarded Share Units applicable to the third Performance Period and the cumulative Performance Periods, as set forth in Section 5(a)(v) and (vi), shall be forfeited if the Participant’s employment is terminated for any reason prior to the end of the third Performance Period.

Notwithstanding the foregoing, Awarded Share Units shall be forfeited if the Participant’s employment is terminated by reason of voluntary resignation prior to the date of payment.  For purposes of this Program, the effective date of a Participant’s termination shall be the date on which the Participant ceased to perform services as an employee of the Company, without regard to accrued vacation, severance or other benefits or the characterization thereof on the payroll records of the Company.

Section 7.  Dividends.  Following the end of the Performance Period and until payment therefor or forfeiture thereof, each Awarded Share Unit for such Performance Period, as calculated in accordance with Section 5, will be cumulatively credited with dividends that are paid on the Company’s common stock in the form of additional share units.  These additional share units shall be deemed to have been purchased on the last business day of the month in which the record date for the dividend occurs using the closing stock price for the Company as reported in The Wall Street Journal and shall be subject to all the same conditions and restrictions as provided in this Program applicable to the underlying Awarded Share Units.

Section 8.  Payment.  Subject to Sections 5 and 6, Awarded Share Units shall be payable within two and one-half months following the end of the year in which the Awarded Share Units have vested and are no longer subject to a substantial risk of forfeiture; provided, however, in the event that any such amounts are conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then no such payments may be made to a Participant who is a “specified employee” under Section 409A of the Code until the first day following the six-month anniversary of the Participant’s separation from service.

Such Awarded Share Units will be distributed in cash, the amount of which shall be calculated based upon each Awarded Share Unit being equal in value to a corresponding share of Company stock as determined under the 1999 Plan as of the date on which the final Performance Period ends, or in any case if such day is not a business day, the next succeeding business day.

Payments under the Program are expressly contingent upon achievement of the Performance Condition and may not exceed the value calculated in accordance with the terms hereof.  The maximum amount payable to any one Participant under the Program in any one calendar year shall be the amount set forth and as calculated in the 1999 Plan, as approved by shareholders of the Company.

Section 9.  Responsibilities of the Committee.  The Committee has responsibility for all aspects of the Program’s administration, including:

•                  Determining and certifying in writing the extent to which the Performance Condition and other conditions have been achieved prior to any payments under the Program,

•                  Ensuring that the Program is administered in accordance with its provisions,

•                  Approving Program Participants,

•                  Interpreting and administering the Program and any instrument or agreement relating to, or award made under, the Program,

•                  Authorizing Target Share Unit awards to Participants,

•                  Ruling on any disagreement between Program Participants, the Company, and any other interested parties to the Program,

•                  Adopting, amending, suspending, waiving and rescinding such rules and regulations as deemed necessary or advisable to administer the Program,

•                  Making decisions and determinations as required under the Program or as deemed necessary or advisable for administration of the Program,

•                  Prescribing the form of any award agreement, which need not be identical for each Participant, and

•                  Maintaining final authority to modify or terminate the Program at any time.

The interpretation and construction by the Committee of any provisions of the Program or of any Target Share Units or Awarded Share Units shall be final.  All conditions of the Target Share Units must be approved by the Committee.  As early as practicable prior to or during the Performance Period, the Committee shall approve the number of Target Share Units to be awarded to each Participant.  The associated terms and conditions of the Program will be communicated to Participants as close as possible to the date an award is made.  The Participant will sign and return a participant agreement to the Chief Human Resources Officer or his or her designee.

Section 10.  Tax Consequences to Participants.  It is intended that: (i) until the Performance Condition and applicable Employment Conditions are satisfied and payment is made, a Participant’s right to an award under this Program shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; (ii) the Awarded Share Units shall be subject to employment taxes only upon the satisfaction of the Performance Condition and applicable Employment Conditions; and (iii) until the Awarded Share Units are actually paid to the Participant, the Participants shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.  It is further intended that, because a Participant cannot actually or constructively receive the Target or Awarded Share Units prior to payment, the Participant will not be in actual or constructive receipt of the Target or Awarded Share Units within the meaning of Code Section 451 until they are actually paid.

Section 11.  Nonassignment.  A Participant shall not be permitted to assign, alienate or otherwise transfer his or her Target or Awarded Share Units and any attempt to do so shall be void.

Section 12.  Impact on Benefit Plans.  Payments under the Program shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans.  Nothing herein shall prevent the Company from maintaining additional compensation plans and arrangements, provided however that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Program regardless of whether the Performance Condition was attained.

Section 13.  Successors; Changes in Stock.  The obligation of the Company under the Program shall be binding upon the successors and assigns of the Company.  If a dividend or other distribution shall be declared upon the Company’s common stock payable in shares of Company common stock, the Target and Awarded Share Units shall be adjusted by adding thereto the number of shares of Company common stock which would have been distributable thereon if such Target and Awarded Share Units had been actual Company shares and outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.  In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash, or extraordinary distribution to shareholders of the Company’s common stock, the Target and Awarded Share Units shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such transaction, provided such adjustment shall be consistent with Code Section 162(m).

In the case of a Change of Control, any obligation under the Program shall be handled in accordance with the terms of Section 5(b) hereof.  In any case in which the Company’s common stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each performance incentive share units constituting an award, units representing the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of the Company’s common stock shall be so changed or for which each such share shall be exchangeable (and substituting the Federal one-year Treasury Bill interest rate for dividends in the case of units represented by cash or property).  In the case of any such adjustment, the Target and Awarded Share Units shall remain subject to the terms of the Program.

Section 14.  Dispute Resolution.  The Participant may make a claim to the Committee with regard to a payment of benefits provided herein.  If the Committee receives a claim in writing, the Committee must advise the Participant of its decision on the claim in writing in a reasonable period of time after receipt of the claim (not to exceed 120 days).  The notice shall set forth the following information:

(a)                                  The specific basis for its decision,

(b)                                 Specific reference to pertinent Program provisions on which the decision is based,

(c)                                  A description of any additional material or information necessary for the Participant to perfect a claim and an explanation of why such material or information is necessary, and

(d)                                 An explanation of the Program’s claim review procedure.

Section 15.  Applicable Law.  This Program shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

Section 16.  Severability.  In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 17.  Headings.  The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.

Section 18.  Amendment or Termination of this Program.  This Program may be amended, suspended or terminated by the Company at any time upon approval by the Committee without liability therefor, including without limitation any potential liability for potential cumulative performance awards described in Section 5(a)(v) and (vi) hereof; provided, however, the Committee may not amend, suspend or terminate the Program with respect to the then-current Performance Period except within the first 30 days of such Performance Period and no amendment, suspension or termination shall adversely affect a Participant’s rights to his or her award for prior Performance Periods, subject to satisfaction of the applicable Employment Conditions set forth in Section 6.  Notwithstanding the foregoing, the Company may amend this Program from time to time without any Participant’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Participants.  Upon termination of the Program, all Target Share Units shall automatically be forfeited and terminate without further action required of the Company.  Amendment, suspension or termination must be approved by the Committee.

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